Exhibit 10.15
December 13, 2007
Ms. Alison Alfers
1918 Bryce Ct.
Evergreen CO 80439
Dear Alison:
We are pleased to offer you the regular, full-time position of Senior Vice President and General Counsel. Below are the terms of this offer letter.
1. Term of Employment. Your employment with the Company shall commence on January 1, 2008. Employment with DigitalGlobe, Inc. is “at-will”. As an At-Will employee your employment with DigitalGlobe, Inc. shall continue until either you or the Company gives the other written notice of termination of employment. Employment can be terminated by yourself or by DigitalGlobe, Inc. at any time, for any reason, with or without cause, with or without notice.
Your employment pursuant to this offer is contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement and upon you providing DigitalGlobe, Inc. with the legally required proof of your identity and authorization to work in the United States.
2. Nature of Duties. You will be the Company’s Senior Vice President and General Counsel. As such, you will have all of the customary powers and duties associated with that position. You will report to the Company’s Chief Executive Officer. This position is based in Longmont, Colorado.
You agree to devote substantially all of your business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as you are employed by the Company, you agree that you will not, without the advance written consent of the Board:
(a) engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after your employment with the Company; render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor or investment is similar to, competitive with, or adverse to the business (actual or potential) or welfare of the Company; or
(b) invest in or become a shareholder of another corporation or other entity; provided that your investment solely as a shareholder in another corporation shall not be prohibited so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange, if such activity is not in conflict with your ability to properly serve the Company.
3. Compensation and Related Matters.
a) Base Salary. The Company will pay you a base salary of $9,615.38 bi-weekly which is an annual rate of $250,000. The Board may, in its sole discretion, adjust the Base Salary from time to time based upon your performance, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines appropriate. Your base salary will be paid in conformity with the Company’s salary payment practices generally applicable to the Company’s other senior executives.
b) Bonuses.
You will be eligible to participate in the DigitalGlobe 2008 Success Sharing Plan (“bonus”). However, for 2008 you will receive a guaranteed cash bonus amount equal to $125,000 regardless of whether or not the Company meets the minimum thresholds for payout per the terms and conditions of the 2008 Success Sharing Plan (yet to be presented and approved by the Board of Directors) for Vice President level participation. However, you will be eligible to participate in any accelerators earned based on Company performance per the plan. The bonus will be payable after 2008 year-end results have been calculated, but no later than March 15, 2009.
In the first pay period following your employment, you will receive a $50,000 sign-on bonus. If you leave the Company via voluntary resignation within one year of your start date, you will be required to pay back the bonus on a pro-rated basis (100% pay-back up to six months of employment, pro-rated monthly thereafter).
c) Stock Options. Commensurate with your employment effective date of January 1, 2008, we will grant you an option to acquire 400,000 shares of Company common stock, subject to approval by the Company’s Board of Directors. The option strike price will be determined at the time of grant by the Company’s Board of Directors in its sole discretion. The option will be subject to the terms and conditions of the Company’s 2007 Employee Stock Option Plan and related grant documents. 25% of the Option shall vest immediately upon grant. Another 25% of the Option shall vest on (but not prior to) the first anniversary of the date of grant. The remaining 50% of the Option shall vest in 24 equal increments, on each monthly anniversary of the date of grant, commencing with the thirteen month anniversary of the date of grant. The foregoing vesting of the Option is subject to your continued employment with the Company through the applicable vesting dates. All other terms and conditions of the Option will be subject to and governed by the terms and provisions of the Equity Plan and any associated grant documents.
d) Standard Benefits. The Company shall provide you with three weeks of paid vacation, according to our PTO policy, each year, which shall accrue ratably (4.61 hours every two weeks). The Company’s regular policies with respect to caps on accruals apply. You will be entitled to participate in all employee benefit plans that are available from time to time to executives of the Company generally, except to the extent such participation in any plan would, in the opinion of the Company, alter the intended tax treatment of such plan. You acknowledge and agree that the Company may in its discretion terminate at any time or modify from time to time any of its employee benefit plans, including the Equity Plan.
e) Expenses. You will be entitled to receive reimbursement for reasonable business expenses actually incurred or paid by you, consistent with the policies of the Company, in rendering to the Company the services provided for in this offer letter, upon presentation of receipts, expense statements or such other supporting information as is consistent with the policies of the Company. You will be subject to the Company’s travel policy as applicable to Company executives.
f) Termination of Employment. You will be eligible, per the terms and conditions of the attached Severance Agreement, to receive 9 months pay triggered upon termination of employment.

g) Notice.
a. To the Company. You will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

If mailed:	DigitalGlobe, Inc.
Attn: Holly Kennedy
1601 Dry Creek Drive
Longmont, Colorado 80305

If faxed:	303 684 4048
b. To you. All communications from the Company to you relating to this offer letter must be sent to you in writing at your Company office or in any other manner you notify the Company to use.
c. Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (i) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (ii) faxed with confirmation of delivery, in either case, addressed as required in this section.
h) Amendment. No provisions of this offer letter may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and you. A waiver of any conditions or provisions of this offer letter in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
i) Interpretation. The validity, interpretation, construction, and performance of these terms shall be governed by the laws of the State of Colorado (excluding any that mandate the use of another jurisdiction’s laws).
j) Successors. These terms shall be binding upon, and shall inure to the benefit of, you and your estate, but you may not assign or pledge these terms or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which you participate. Without your consent, the Company may assign this letter to any affiliate or successor that agrees in writing to be bound by this letter, after which any reference to the “Company” in this letter shall be deemed to be a reference to the affiliate or successor; however, your obligations under this letter to DigitalGlobe, Inc. shall not be diminished.
k) Validity. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.
l) Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this letter are set forth in this letter and the Proprietary Information and Inventions Agreement dated as of even date herewith.
DIGITALGLOBE, INC.

By:	/s/ Jill D. Smith	By:	/s/ J. Alison Alfers

Name:	Jill D. Smith	Name:	Alison Alfers
Title:	President and CEO
Date:	December 13, 2007	Date:	December 13, 2007